Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

THE 7.50% SERIES B CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

OF

CALLAWAY GOLF COMPANY

(Pursuant to Section 151(g) of the Delaware General Corporation Law)

Callaway Golf Company, (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1. The name of the Company is Callaway Golf Company.

2. The series of shares of preferred stock of the Company to which this certificate relates are the 7.50% Series B Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Company (the “Board”) pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Company. That certain Certificate of the Powers, Designations, Preferences and Rights of the 7.50% Series B Cumulative Perpetual Convertible Preferred Stock (the “Certificate of Designation”), dated as of June 12, 2009 and amended March 4, 2010, setting forth said resolutions has been heretofore filed with the Secretary of State of Delaware pursuant to the provisions of Section 151(g) of the DGCL.

4. The Board has adopted the following resolutions:

NOW THEREFORE BE IT RESOLVED, that none of the authorized shares of the Series B Preferred Stock are outstanding;

RESOLVED FURTHER, that no shares of the Series B Preferred Stock shall be issued from and after the date hereof;

RESOLVED FURTHER, that the Board hereby authorizes and approves the elimination of the Series B Preferred Stock from the Company’s Certificate of Incorporation, effective as of the filing of this resolution with the Secretary of State; and

RESOLVED FURTHER, that the officers of the Company be and each of them hereby is authorized and empowered, in the name and on behalf of the Company, to file a certificate setting forth these resolutions with the Secretary of State pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the Company’s Certificate of Incorporation all references to the Series B Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer this 5th day of November, 2014.

CALLAWAY GOLF COMPANY
/s/ Brian P. Lynch
Name: Brian P. Lynch
Title: Senior Vice President, General Counsel and Corporate Secretary

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